Exhibit 99.5

WAIVER AND CONSENT

This WAIVER AND CONSENT (this “Waiver and Consent”), dated as of November 4, 2013, is being delivered by the undersigned, Shane McMahon (“McMahon”) and C Media Limited (“C Media”), pursuant to that certain Amended and Restated Voting Agreement, dated as of July 18, 2013, between McMahon and C Media, (as amended, restated, supplemented or otherwise modified from time to time the "Agreement");

WHEREAS, C Media has agreed that, on or around November 4, 2013, it will contribute funds in the amount of $2,000,000 (the “Bridge Financing”) to YOU On Demand Holdings, Inc. (the “Company”) in consideration for the issuance by the Company to C Media of a convertible promissory note (the “Bridge Note”); and

WHEREAS, in order to induce the Company and C Media, respectively, to consummate the Bridge Financing, solely with respect to the Bridge Financing, and wholly conditional upon its consummation, McMahon is willing to waive certain of his rights, and McMahon and C Media are willing to consent to certain actions, under the Agreement, on the terms and conditions hereinafter set forth.  Capitalized terms used but not defined herein have the meanings assigned to them in that certain Series D Preferred Stock Purchase Agreement, dated as of July 5, 2013, as amended as of November 4, 2013 (the “Series D SPA”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.   McMahon agrees that, in the event there is no Series E Closing (as defined in the Series D SPA), a third item (item (iii)) shall be considered added to the list of items in Section 3(a) of the Agreement with regard to which McMahon has already agreed to vote the Shares, or take other actions with regard to the Shares as set forth in Section 3(a), during the term of the Agreement as follows: “….and (iii) in favor of an increase in the number of Series D Preferred Shares authorized for issuance by the Company such that, at all times as the Bridge Note remains outstanding, the Company shall have available for issuance at least the total number of Series D Preferred Shares as may become issuable upon conversion by C Media of the principal amount, and accrued but unpaid interest thereon, of the Bridge Note into Series D Preferred Shares.”

2.   McMahon waives the termination as of October 31, 2013, of the proxy in favor of C Media contained in Section 3(c)(ii) of the Agreement and agrees to extend the duration of such proxy until the Revised E Outside Date, or, to the extent C Media exercises the Further Extension Option, the Second Revised E Outside Date.

3.   McMahon and C Media agree to extend and change the date contained in each of Section 10(a) and Section 10(b) of the Agreement from October 31, 2013, to the Revised E Outside Date, or, to the extent C Media exercises the Further Extension Option, the Second Revised E Outside Date.

4.   C Media acknowledges that, except as expressly set forth herein, McMahon is not waiving any other rights under the Agreement.

5.   McMahon and C Media agree that, except as set forth in this Waiver and Consent, all of the terms of the Agreement remain in full force and effect.

6.   This Waiver and Consent constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, whether oral or written.

7.   This Waiver and Consent shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.   This Waiver and Consent may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Consent as of the date first written above.

McMahon

/s/ Shane McMahon
Shane McMahon

[Signature Page to Voting Agreement Waiver]

C MEDIA

C Media Limited

By: /s/ Xuesong Song
Name: Xuesong Song
Title: Chairman and CEO

[Signature Page to Voting Agreement Waiver]